Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACTS:	Michael Sullivan	Amy Kircos
Investor Relations	Media Relations
408-765-9785	480-552-8803
michael.sullivan@intel.com	amy.kircos@intel.com

INTEL LOWERS FIRST-QUARTER GROSS MARGIN FORECAST

DUE TO LOWER NAND FLASH MEMORY PRICES

All Other Business Expectations Unchanged

SANTA CLARA, Calif., March 3, 2008 -- Intel Corporation today lowered its first-quarter gross margin forecast to 54 percent, plus or minus a point, as compared to the previous forecast of 56 percent, plus or minus a couple of points, due to lower than expected prices for NAND flash memory chips. All other expectations are consistent with the first-quarter Business Outlook published in the company’s fourth quarter 2007 earnings release, available at www.intc.com.

Status of Business Outlook

During the remainder of the week, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on March 7 until publication of the company’s first-quarter 2008 earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

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Risk Factors

The above statements and any others in this document that refer to plans and expectations for the first quarter and the future involve a number of risks and uncertainties. Many factors could cause Intel’s actual results to differ materially from current expectations, including the following:

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Changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns, including order cancellations; and changes in the level of inventory at customers. Intel’s results could be affected by the timing of closing of acquisitions and divestitures.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel’s products; actions taken by Intel’s competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand.

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The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

•	Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel’s products, the level of revenue and profits, and impairments of long-lived assets.
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Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin. Intel is also in the midst of forming Numonyx, a private, independent semiconductor company, together with STMicroelectronics N.V. and Francisco Partners L.P. A change in the financial performance of the contributed businesses could have a negative impact on our financial statements. Intel’s equity proportion of the new company’s results will be reflected on its financial statements below operating income and with a one quarter lag. The results could have a negative impact on Intel’s overall financial results.

•	The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and

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taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel’s results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

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Intel’s results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Intel’s results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel’s SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the fiscal year ended December 29, 2007.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.